Gladstone Investment Corporation Reports Financial Results for the First Quarter Ended June 30, 2013

MCLEAN, Va., July 29, 2013 /PRNewswire/ -- Gladstone Investment Corporation (NASDAQ: GAIN) (the "Company") today announced earnings for its first quarter ended June 30, 2013. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

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Summary Information: (dollars in thousands, except per share data):

	June 30, 2013	March 31, 2013	Change	% Change
For the Quarter Ended:
Total investment income	$7,398	$10,476	$(3,078)	(29.4)%
Total expenses	(3,365)	(4,629)	1,264	(27.3)
Net investment income	4,033	5,847	(1,814)	(31.0)
Net investment income per common share	0.15	0.22	(0.07)	(30.8)
Cash distribution per common share	0.15	0.15	—	—
Total realized loss	—	(6)	6	NM
Total unrealized (depreciation) appreciation	(10,522)	10,107	(20,659)	NM
Net (decrease) increase in net assets resulting from operations	(6,519)	15,948	(22,467)	NM
Weighted average yield on interest-bearing investments	12.5%	12.4%	0.1%	0.9
Total dollars invested	$35,590	$2,863	$32,727	1,143.1
Total dollars repaid	2,340	4,105	(1,765)	(43.0)

As of:
Total investments at fair value	$308,327	$286,482	$21,845	7.6%
Fair value as a percent of cost	85.7%	87.8%	(2.1)%	(2.4)
Total net assets	$230,472	$240,963	$(10,491)	(4.4)
Net asset value per common share	8.70	9.10	(0.40)	(4.4)
Asset coverage ratio	283%	272%	11%	4.0
Number of portfolio companies	24	21	3	14.3
NM=Not Meaningful

Highlights for the Quarter: During the quarter ended June 30, 2013, the following significant events occurred:

  Portfolio Activity: The Company invested an aggregate of $34.6 million in new debt and equity investments to Jackrabbit, Inc., Funko, LLC (a co-investment with one of our affiliated funds, Gladstone Capital Corporation, pursuant to an exemptive order granted by the SEC) and Star Seed, Inc.  Additionally, the Company extended $1.0 million to an existing portfolio company and received an aggregate of $2.3 million in scheduled and unscheduled principal repayments from existing portfolio companies.
  Credit Facility Extension and Expansion: The Company extended its Credit Facility's maturity date approximately six months to April 30, 2016 and increased the size of the Credit Facility from $60.0 million to $105.0 million with the addition of two additional lenders.
  Recurring Distributions:  The Company paid monthly cash distributions for each of April, May and June 2013 to common stockholders of $0.05 per common share and to preferred stockholders of $0.1484375 per preferred share of the Company's 7.125% Series A Cumulative Term Preferred Stock ("Term Preferred Stock").

First Quarter 2014 Results: Net Investment Income for the quarters ended June 30, 2013 and March 31, 2013 was $4.0 million, or $0.15 per share, and $5.9 million, or $0.22 per share, respectively, a decrease of 31.0%. The decrease in Net Investment Income for the quarter ended June 30, 2013, as compared to the prior quarter, was primarily due to the conversion of $8.2 million of Galaxy Tool Holdings Corp. preferred stock and its related $4.1 million in accrued dividends into a new $12.3 million senior subordinated debt investment through a non-cash transaction recognizing $4.1 million in dividend income related to the recapitalization in the prior quarter. This was partially offset by a decrease in the incentive fee expense by $2.4 million when compared to the prior quarter.

Net (Decrease) Increase in Net Assets Resulting from Operations for the quarters ended June 30, 2013 and March 31, 2013 was $(6.5) million, or $(0.25) per share, and $15.9 million, or $0.60 per share, respectively. The quarter over quarter change is primarily due to net unrealized depreciation in the quarter ended June 30, 2013, as compared to net unrealized appreciation in the prior quarter and a decrease in Net Investment Income as described above.

Subsequent Events: After June 30, 2013, the following events occurred:

  Distributions Declared:  Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
July 19, 2013	July 31, 2013	$0.05	$0.1484375
August 21, 2013	August 30, 2013	0.05	0.1484375
September 18, 2013	September 30, 2013	0.05	0.1484375
	Total for the Quarter	$0.15	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call Wednesday, July 30, 2013, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 30, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10028879. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through September 30, 2013.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 97 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (accessible at www.sec.gov).

To obtain a paper copy of the Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2013, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893